SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported) October 11, 2013

FRONTIER OILFIELD SERVICES, INC.

(Exact name of registrant as specified in its charter)

Texas	0-30746	75-2592165
(State or other jurisdiction of	(Commission File Number)	(I.R.S. employer
incorporation or organization)		Identification No.)

3030 LBJ Freeway, Suite 1320

Dallas, Texas 75234

(972) 243-2610

(Address, including zip code of registrant’s principal executive offices and telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

2.01	Completion of Acquisition or Disposition of Assets.

8.01	Other Events

Section 2 – Financial Information

Item 2.01 Completion of Acquisition or Disposition of Assets.

On October 11, 2013 Frontier Oilfield Services, Inc. (“FOSI”), sold certain assets from its closed subsidiary Trinity Disposal and Trucking, Inc. (“Trinity”). In an auction most of the Trinity trucks and trailers were sold to a number of bidders for an aggregate sales price of $1.3 million. The proceeds of the sale were then used to primarily pay down secured creditors and provide the company with approximately $200,000 in working capital. In addition to the equipment sale, we sold one of our disposal wells known as the Highway 59 Disposal Well located in Marion County Texas for the sum of $1.3 million. The proceeds of the sale will also be used primarily to pay down secured debt but will also provide the company with approximately $380,000 in working capital.

Section 8-Other Events

Item 8.01 Other Events

Our Board of Directors has determined that it would be in the best interests of Frontier and voted unanimously to accomplish a four to one (4 to1) reverse split of the company’s equity stock effective November 1, 2013. We will be making application with the Financial Industry Regulatory Authority (FINRA) for the corporate action.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FRONTIER OILFIELD SERVICES, INC. (Registrant)

October 18, 2013	/s/ Don Lawhorne
(Date)	Don Lawhorne
Chief Executive Officer